Exhibit 10.4

Restricted Stock Unit Award

DATE:    February 10, 2017                    Date of Grant: 02/10/2017

TO:    «Name»                         xxxxx Restricted Stock Units
Your Restricted Stock Unit Award is subject to all the terms and provisions of the Dover Corporation("Dover") 2012 Equity and Cash Incentive Plan ("Plan"), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan. A copy of the Plan can be found at www.dovercorporation.com, in the Investor Information area, under SEC Filings, in the Proxy Statement filed on March 19, 2012, Appendix A.

In addition, your Restricted Stock Unit Award is subject to the following:

1.
A Restricted Stock Unit is a bookkeeping entry on the books of Dover.  No shares of Dover common stock shall be issued to you in respect of the Restricted Stock Unit Award until the restrictions have lapsed at the end of a Restricted Period.  Within 30 days following the end of the Restricted Period, Dover shall issue shares of Common Stock in your name equal to the number of Restricted Stock Units that have vested during the Restricted Period less applicable tax withholding.  In the event that your employment shall terminate prior to your vesting in the Restricted Stock Units, the Restricted Stock Units shall be forfeited.

2.
You shall vest in the Restricted Stock Unit Award, and all restrictions thereon shall lapse, with respect to 33% of your Restricted Stock Units on March 15, 2018 (or the first trading thereafter if such date is not a trading day), with respect to 33% of your Restricted Stock Units on March 15, 2019 (or the first trading thereafter if such date is not a trading day) and with respect to 34% of your Restricted Stock Units on March 15, 2020 (or the first trading thereafter if such date is not a trading day), subject to the forfeiture provisions of the Plan.  You must be an active employee of Dover or an affiliate at the end of the Restricted Period in order for your Restricted Stock Units to vest, with certain exceptions as provided in the Plan.

3.
During the Restricted Period you shall not have any rights of a stockholder or the right to receive any dividends declared and other distributions paid with respect to the Restricted Stock Units.  Within 30 days after the end of the Restricted Period you shall be paid all Dividend Equivalents with respect to the Restricted Stock Units that have vested.

4.	You do not have any voting rights with respect to Restricted Stock Units.

5.
As a condition of receiving your Restricted Stock Unit Award, you agree to be bound by the terms and conditions of the Dover Corporation Anti-hedging and Anti-pledging Policy and by any Clawback Policy to be adopted by Dover, as such policies may be in effect from time to time.  The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Dover equity securities held by you or certain designees, whether such Dover securities are, or have been, acquired under the Plan, another compensation plan sponsored by Dover, or otherwise.  Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance.  You may obtain a copy of the current version of the Anti-hedging, Anti-pledging, and any Clawback Policy to be adopted by Dover by contacting the Benefits Department at 630-541-1540.

6.	For Non-US Employees, your Restricted Stock Unit Award is subject to the conditions of the Addendum for Non-US Employees.

7.	Your Restricted Stock Unit Award is not transferable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

8.	Dover reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.